Exhibit 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES 25.6% INCREASE IN OPERATING REVENUES AND 23.6% INCREASE IN EBITDA

I.              FOR SECOND QUARTER

WHEELING, WV, August 10, 2004—Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its second quarter ending June 27, 2004 reflect operating revenues of $32.1 million, representing an increase of $6.5 million or 25.6% from the same quarter last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $14.2 million for the quarter, representing an increase of $2.7 million or 23.6% from the same quarter last year.

Gaming revenues were $26.6 million for the quarter, an increase of $4.8 million or 21.9% over the same quarter last year. The increase was due to the full three month impact of increased gaming activity associated with the opening of the Wheeling Island expansion and expanded use of the Preferred Players Club. The Wheeling Island expansion, which increased the number of slot machines from 1,630 to 2,200, opened on June 26, 2003 and was only open for four days during the quarter ended June 29, 2003.

For the six months ended June 27, 2004, Wheeling Island Gaming’s operating revenues were $60.4 million, representing an increase of $13.8 million or 29.6% over the same period last year. Gaming revenues increased by $10.6 million or 26.7% from the prior year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $27.3 million for the six-month period, representing a $5.9 million increase or 27.4% from the same six-month period last year.

The company’s operating income for the quarter was $11.4 million, or $1.9 million higher than the same quarter last year. This increase was primarily due to the $6.5 million increase in operating revenues offset partially by $4.7 million of higher operating expenses. The increase in operating expenses was due primarily to increased costs associated with the full three month impact of the Wheeling Island expansion and higher depreciation expenses.

Net income for the quarter was $5.2 million, or $1.1 million higher than the second quarter last year. The higher net income was due to the higher income from operations, offset partially by a $0.1 million increase in interest expense and a $.6 million increase in income taxes.

As of June 27, 2004, Wheeling Island Gaming has $144.0 million of debt outstanding, comprised of $125 million of unsecured senior notes and $19.0 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-Q with the Securities and Exchange Commission. The Form 10-Q filing includes the unaudited financial results of the company for the second quarter. The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Effective today, Charles Moran, president and chief operating officer of Delaware North Companies has been appointed to the Wheeling Island Board of Directors. Mr. Moran was also elected to serve as chairman of the board. Richard Stephens, vice chairman of Delaware North Companies and Dennis Szefel, Delaware North Hospitality Group president are resigning as directors of Wheeling Island.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers. Its family of companies includes Sportsystems, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note: This press release may contain “forward-looking statements” within the meaning of the federal securities laws. Statements concerning anticipated future events and expectations are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092

Financial Chart

Reconciliation of Cash Provided by Operating Activities to EBITDA

($000)

	Three Months Ended
	June 27, 2004	June 29, 2003

Cash provided by operating activities	$7,014	$2,655

Deduct changes in other assets and liabilities	1,391	3,903

Deduct other non-cash adjustments	(52)

Add interest expense excluding amortization

Of debt issuance costs	3,192	3,047

Add current federal tax expense	2,659	1,890

EBITDA*	$14,204	$11,495

	Six Months Ended
	June 27, 2004	June 29, 2003

Cash provided by operating activities	$18,421	$11,235

Deduct changes in other assets and liabilities	(2,493)	866

Deduct other non-cash adjustments	(52)

Add interest expense excluding amortization

Of debt issuance costs	6,689	6,093

Add current federal tax expense	4,689	3,204

EBITDA*	$27,254	$21,398

*EBITDA means earnings before interest, taxes, depreciation and amortization.